Exhibit 10.7

CONFIDENTIAL

SECOND AMENDMENT TO LEASE

This Second Amendment (the “Second Amendment”) to Lease is made as of the 22nd day of December, 2005 (the “Effective Date”), by and among ARE-EAST GUDE LEASE, LLC, a Delaware limited liability company, having an address at 135 North Los Robles Avenue, Suite 250, Pasadena, California 91101 (“Landlord”), SHIRE LABORATORIES INC., a Delaware corporation, having an address at 1550 East Gude Drive, Rockville, Maryland 20850 (“Original Tenant”) and SUPERNUS PHARMACEUTICALS, INC., a Maryland corporation, having an address at 1550 East Gude Drive, Rockville, Maryland 20850 (“Tenant”). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease (as hereinafter defined).

RECITALS

A.                                   Landlord’s affiliate, ARE ACQUISITIONS, LLC, a Delaware limited liability company (“Original Landlord”) and Original Tenant entered into that certain Lease dated as of April 19, 1999 (the “Original Lease”), wherein Original Landlord leased to Original Tenant certain premises (the “Premises”) located at 1550 East Gude Drive, Rockville, Maryland 20850 and more particularly described in the Lease.

B.                                     Original Landlord and Original Tenant entered into that certain First Amendment to Lease, dated as of November 1, 2002 (the “First Amendment”) wherein Original Landlord and Original Tenant extended the term of the Original Lease until April 30, 2006 (the Original Lease, as amended by the First Amendment, is herein the “Lease”).

C.                                     Original Landlord, as landlord and Landlord, as tenant, entered into that certain Master Lease dated as of August 7, 2003 (the “Master Lease”) thereby creating a leasehold estate in favor of Landlord superior to that of Original Tenant under the Lease, and in connection therewith, Landlord assumed all of Original Landlord’s obligations under the Lease.

D.                                    Tenant has acquired substantially all of the assets of Original Tenant. Original Tenant and Tenant desire to ratify and confirm Tenant’s assumption of Original Tenant’s obligations under the Lease and have Original Tenant released by Landlord of its future obligations under the Lease. Further, Tenant desires to extend the term of the Lease for a period of seven (7) years from the Commencement Date (as defined below), and to make certain other modifications to the terms of the Lease. Landlord is willing to recognize Tenant as the tenant under the Lease and release Original Tenant from such future obligations thereunder, and extend the term of the Lease and make certain other modifications in accordance with the terms hereof.

AGREEMENT

Now, therefore, the parties hereto agree that the Lease is amended as follows:

1.                                       Assignment and Assumption. Effective as of the Effective Date, Original Tenant hereby irrevocably assigns, sets over, transfers and conveys to Tenant all of Original Tenant’s right, title and interest in, to and under the Lease, and Tenant hereby accepts the assignment of such rights under the Lease and hereby expressly assumes all of the obligations and liabilities, fixed and contingent, of Original Tenant under the Lease, and agrees to abide and be bound by the terms of the Lease as amended hereby.

2.                                  Release.   Landlord hereby releases Original Tenant from any and all obligations or liabilities, whether fixed or contingent, arising from and after the Effective Date.

Second Amendment To Lease – Shire Laboratories Inc./1550 Gude Drive

3.                                       Term. The Term of the Lease shall be extended for an additional seven (7) year period beginning on May 1, 2006 (the “Commencement Date”) and, unless otherwise sooner terminated in accordance with the terms of the Lease, ending on April 30, 2013 (the “Additional Term”). The Term Expiration Date set forth in the Lease and the Acknowledgement of Commencement Date executed in connection with the Original Lease, is hereby amended and shall mean the end of the Additional Term as provided herein.

4.                                       Extension Right.  The Right to Extend Addendum attached to the Lease and incorporated therein is hereby deleted in it entirety. In the alternative, Tenant shall have the right to extend the Additional Term of the Lease upon the following terms and conditions:

(a)                                  Extension Right. Tenant shall have a one time right (the “Extension Right”) to extend the Additional Term for five (5) years (the “Extension Term”) on the same terms and conditions as this Lease (other than Annual Basic Rent) by giving Landlord written notice of its election to exercise each Extension Right at least nine (9) months prior to the Term Expiration Date.

(b)                                 Extension Term Basic Annual Rent. Basic Annual Rent shall be adjusted on the commencement date of such Extension Term and on each annual anniversary of the commencement of such Extension Term by multiplying the Basic Annual Rent payable immediately before such adjustment by the Rent Adjustment Percentage and adding the resulting amount to the Basic Annual Rent payable immediately before such adjustment.

5.                                       Basic Annual Rent. Basic Annual Rent for the first year of the Additional Term shall be $71,247.17 per month (calculated at $19.22 per rentable square foot, times the rentable square footage of 44,500 feet), and shall be adjusted on an annual basis in accordance with Section 6 of the Lease. Notwithstanding the foregoing, for the first six (6) months following the Commencement Date, fifty percent of the Basic Annual Rent attributable to the first floor of the Premises (or an amount equal to $17,334.04 per month, calculated at $19.22 per rentable square foot, times the rentable square footage on the first floor of the Premises of 21,645, divided by two) shall be abated from Tenant’s payment obligations under the Lease.

6.                                       Operating Expenses. The term “Reimbursable Operating Expenses” is hereby amended to include, in addition to the Impositions and Premiums (each as defined in the Lease), all building related costs incurred by Landlord in connection with the shell and core of the building, site improvements, maintenance, and capital repairs and improvements amortized over the useful life of such capital items (which useful life shall be no less than ten (10) years); provided however, that notwithstanding such definition, Tenant shall not be obligated for the amortization costs of such capital repair and improvement items in excess of $30,000 in any year of the Additional Term. The term Reimbursable Operating Expenses specifically excludes any of the following costs or expenses: (i) costs of correcting latent defects in the design of the Premises, regardless of when such defects are discovered; (ii) costs of any alterations, additions, changes, replacements or other items, which are solely intended to enhance the future marketing and leasing of the Premises; and (iii) and capital expenses incurred during the last year of the Additional Term.

For purposes of the Lease, (x) capital repair and improvement items shall mean those repair and improvements which are generally planned and made by Landlord with the intention of extending the useful life of the subject asset, and include, by way of example and not limitation, roof replacement, overlay or replacement of asphalt parking lot, sidewalk replacement of more than a few concrete sections, major caulking of the façade of the building, complete renovation and replacement of the landscaping around the building, replacement of the parking lot light fixtures,

© All Rights Reserved 2001 Alexandria Real Estate Equities, Inc.

CONFIDENTIAL – DO NOT COPY

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and replacement of the underground plumbing due to obsolescence; and (y) operating expenses and repairs are items which are not intended to extend the useful life of the subject asset, and include, by way of example and not limitation, a roof repair not covered by an existing warranty, general landscaping work, a minor sidewalk replacement of no more than a few concrete sections, a minor patch in the asphalt, routine seal coating and striping of asphalt, repairing a broken pipe, minor caulking of the facade, repairing a parking lot light fixture.

In the event Tenant disputes and disagrees with Landlord’s characterization of a certain repair or replacement item as either a capital repair and improvement item or an operating expense, Tenant shall give prompt written notice of such dispute and disagreement (“Notice of Dispute”) and shall include in such Notice of Dispute, specific detail outlining the nature of Tenant’s dispute or disagreement and Tenant’s proposed characterization of such repair or replacement item. Upon Landlord’s receipt of any Notice of Dispute, Landlord agrees that it will review such dispute or disagreement with Tenant. Landlord and Tenant further agree to negotiate in good faith for a period not to exceed 14 days, a proposed resolution to Tenant’s dispute or disagreement. In the event Landlord and Tenant fail to resolve such dispute or disagreement with said time period, then Landlord’s characterization of such repair or replacement item shall govern.

7.                                       Maintenance and Repair Obligations.

(a)                                  Amendment to Section 7.2. Section 7.2 of the Lease is hereby amended to delete from Tenant’s maintenance obligations, the maintenance of all grounds, landscaping, private roadways, sidewalks, curbs and parking areas of the Premises, and to add to Tenant’s maintenance obligations, the maintenance of the elevators.

(b)                                 Amendment to Section 7.4. Section 7.4 of the Lease is hereby deleted in its entirety.

(c)                                  Amendment to Section 18.1. Section 18.1 of the Lease is hereby amended to add to Landlord’s obligations, the maintenance and repair of all grounds, landscaping, private roadways, sidewalks, curbs, and parking areas of the Premises, and the roof of the building.

(d)                                 Amendment to Section 18.2. Section 18.2 of the Lease is hereby amended to delete from Tenant’s obligations, the maintenance and repair of the “roof and covering materials and parking areas.”

8.                                       Improvement of Premises. As described in the Work Letter attached hereto as Exhibit A, Landlord shall provide a Tenant Improvement Allowance of not more than $18.00 per rentable square foot of the Premises, or $801,000.00 in the aggregate (the “TI Allowance”), which TI Allowance shall be used for Interior Improvements (as defined in the Work Letter), and a Capital Improvement Allowance in the aggregate amount of $300,000 (the “Capital Improvement Allowance”), which Capital Improvement Allowance shall be used for Capital Improvements (as defined in the Work Letter).

9.                                       Security Deposit. As a condition to the effectiveness of this Second Amendment, Tenant shall deposit with Landlord a new Security Deposit in the amount of $54,704.65 (the “New Security Deposit”) as substitution for the original Security Deposit deposited held by Landlord on behalf of Original Tenant (the “Original Security Deposit”), which New Security Deposit shall be held as the “Security Deposit” required to be deposited under the Lease. Landlord shall hold the New Security Deposit in a separate interest bearing account, and such interest shall accrue to the

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benefit of Tenant. Upon receipt of the New Security Deposit, Landlord shall return the Original Security Deposit to Original Tenant.

10.                                 Assignment or Subletting. Section 25.2 of the Lease is hereby amended by adding the following sentence to the end thereof. “Notwithstanding the foregoing to the contrary, neither (i) a pledge, hypothecation, transfer or issuance of shares or other equity interests in Tenant to institutional investors who commonly or customarily invest in private biotechnology companies, consummated in connection with such investors’ investment of capital in the Tenant or making of a loan to Tenant, nor (ii) any initial public offering of shares by Tenant, shall be deemed an assignment of the Lease requiring the consent of Landlord as provided in Section 25.1 above.”

11.                                 Miscellaneous.

(a)                                  This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.

(b)                                 This Second Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

(c)                                  This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.

(d)                                 Landlord and Tenant each represent and warrant that it has not dealt with any broker, agent or other person (collectively “Broker”) in connection with this transaction other than Scheer Partners, Inc., and that no Broker, other than Scheer Partners, Inc., who shall be paid by Landlord pursuant to a separate agreement, brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Scheer Partners, Inc., claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

(e)                                  Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

ORIGINAL TENANT:

SHIRE LABORATORIES INC.
a Delaware corporation

By:	/s/ Scott Applebaum
	Name:	Scott Applebaum
	Title:	Secretary

TENANT:

SUPERNUS PHARMACEUTICALS, INC.
a Maryland corporation

By:	/s/ jack khattar
	Name:	Jack Khattar
	Title:	President & CEO

LANDLORD:

ARE-EAST GUDE LEASE, LLC,
a Delaware limited liability company

By:	ARE ACQUISITIONS, LLC,
a Delaware limited liability company
Its managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
its managing member

	By:	/s/ jennifer pappas
		Name:	JENNIFER PAPPAS
		Title:	V.P. & ASSISTANT SECRETARY

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EXHIBIT A

WORK LETTER

THIS WORK LETTER dated December 22, 2005 (this “Work Letter”) is made and entered into by and between ARE-EAST GUDE LEASE, LLC, a Delaware limited liability company (“Landlord”), and SUPERNUS PHARMACEUTICALS, INC., a Maryland corporation (“Tenant”) and is attached to and made a part of the Second Amendment to Lease dated December 22, 2005 (the “Second Amendment”), by and among Landlord, SHIRE LABORATORIES INC., a Delaware corporation and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Second Amendment or Lease (as defined in the Second Amendment).

1.                                       General Requirements.

(a)                                  Tenant’s Authorized Representative. Tenant designates Jack Khattar and Matt Priester (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord. No period set forth herein for any approval of any matter by Tenant’s Representative shall be extended by reason of any change in Tenant’s Representative. Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s contractors in the performance of Landlord’s Work (as hereinafter defined).

(b)                                 Landlord’s Authorized Representative. Landlord designates Lawrence Diamond and Vin Ciruzzi (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter, Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant. No period set forth herein for any approval of any matter by Landlord’s Representative shall be extended by reason of any change in Landlord’s Representative. Landlord’s Representative shall be the sole persons authorized to direct Landlord’s contractors in the performance of Landlord’s Work.

(c)                                  Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements, the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

2.                                       Tenant Improvements.

(a)                                  Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the interior portion of Premises of a fixed and permanent nature (the “Interior Improvements”) and those certain capital improvements and repairs to the Premises (such as replacement of the HVAC system, generator, boiler, etc.) desired by Tenant and approved by Landlord (the “Capital Improvements”). Other than funding the TI Allowance and Capital Improvement Allowance (each as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy.

(b)                                 Tenant’s Space Plans. At any time during the Additional Term, Tenant shall deliver to Landlord schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements, and containing a breakdown between the Interior Improvements and the Capital Improvements. Not more than 10 business days following Landlord’s receipt of the TI Design Drawings, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the TI Design Drawings. All Capital Improvements shall be subject to Landlord’s prior review and approval. Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 10 business days thereafter. Such process shall continue until Landlord has approved the TI Design Drawings.

(c)                                  Working Drawings. Not later than 30 business days following the approval of the TI Design Drawings by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Once approved by Landlord, subject to the provisions of Section 2(d) below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(b) below) or as may be reasonably required due to changes in field conditions provided that such modifications do not increase the TI Costs or materially alter the scope of the Tenant Improvements.

(d)                       Approval and Completion. Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant shall make the final decision regarding the design of the Tenant Improvements, provided Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute; provided further that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below). Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.                             Performance of Tenant’s Work.

(a)                        Definition of Tenant’s Work. As used herein, “Tenant’s Work” shall mean the work of constructing the Tenant Improvements.

(b)                       Commencement and Permitting of Tenant’s Work. Tenant shall commence construction of the Tenant Improvements upon obtaining a building permit (the “TI Permit”)

authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Fund. Landlord shall assist Tenant in obtaining the T1 Permit.

(c)                                  Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion.

4.                                       Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed.

(a)                                  Tenant’s Right to Request Changes.  If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 5 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b)                                 Implementation of Changes. If Landlord approves such Change and Tenant deposits with Landlord any Excess TI Costs (as defined in Section 5(d) below) required in connection with such Change, Tenant may cause the approved Change to be instituted.

5.                                       Costs.

(a)                                  Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade and between the Interior Improvements and the Capital Improvements, of the costs incurred or which will be incurred, in connection with the design and construction of Tenant’s Work (the “Budget”). If the allocations within the Budget for Interior Improvements and Capital Improvements are greater than the respective TI Allowance and Capital Improvement Allowance, as applicable, Tenant shall demonstrate to Landlord, in Landlord’s reasonable determination, prior to the commencement of construction of the Interior Improvements or Capital Improvements, as applicable, that Tenant has the resources and financial ability to fund such cost differential.

(b)                                 TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance to be used solely for the costs of the design and construction of Interior Improvements (“TI Allowance”) in the maximum amount of $18.00 per rentable square foot in the Premises, or $801,000 in the aggregate, which is included in the Basic Annual Rent set forth in the Second Amendment.

(c)                                  Capital Improvement Allowance. Landlord shall provide to Tenant a capital improvement allowance to be used solely for the costs of the design and construction of Capital Improvements (“Capital Improvement Allowance”) in the aggregate amount of $300,000, which is included in the Basic Annual Rent set forth in the Second Amendment.

Both the TI Allowance and Capital Improvement Allowance shall be disbursed in accordance with this Work Letter. Tenant shall have no right to the use or benefit (including any reduction to

Base Rent) of any portion of the TI Allowance or Capital Improvement Allowance not required for the construction of (i) the Interior Improvements and Capital Improvements, as applicable, described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4.

(d)                                 Costs Includable in TI Fund. A fund (the “TI Fund”) shall be created and shall be comprised of two components, those funds to be used for the Interior Improvements and those to be used for the Capital Improvements and shall be used solely for the payment of design and construction costs in connection with the construction of the Interior Improvements or Capital Improvements, as applicable, and shall include, without limitation, the cost of preparing the applicable portions of the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to pay for any capital improvements not previously approved by Landlord, or to purchase any furniture, personal property or other non- Building System materials or equipment not previously approved by Landlord, including, but not be limited to scientific equipment not incorporated into the Improvements.

(e)                                  Excess TI Costs. It is understood and agreed that Landlord is under no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance and Capital Improvement Allowance.

(f)                                    Payment for TI Costs. Landlord shall pay TI Costs once a month against a draw request in Landlord’s standard form, containing such certifications, lien waivers, inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Tenant Improvements, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for such Tenant Improvements.

6.                                       Miscellaneous.

(a)                                  Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b)                                 Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)                                  Counterparts. This Work Letter may be executed in any number of counterparts but all counterparts taken together shall constitute a single document.

(d)                                 Governing Law. This Work Letter shall be governed by, construed and enforced in accordance with the internal laws of the state in which the Premises are located, without regard to choice of law principles of such State.

(e)                                  Time of the Essence. Time is of the essence of this Work Letter and of each and all provisions thereof.

(f)                                    Default. Notwithstanding anything set forth herein or in the Lease to the contrary, Landlord shall not have any obligation to perform any work hereunder or to fund any portion of the TI Fund during any period Tenant is in Default under the Lease.

(g)                                 Severability. If any term or provision of this Work Letter is declared invalid or unenforceable, the remainder of this Work Letter shall not be affected by such determination and shall continue to be valid and enforceable.

(h)                                 Merger. All understandings and agreements, oral or written, heretofore made between the parties hereto and relating to Tenant’s Work are merged in this Work Letter, which alone (but inclusive of provisions of the Lease incorporated herein and the final approved constructions drawings and specifications prepared pursuant hereto) fully and completely expresses the agreement between Landlord and Tenant with regard to the matters set forth in this Work Letter.

(i)                                     Entire Agreement. This Work Letter is made as a part of and pursuant to the Lease and, together with the Lease, constitutes the entire agreement of the parties with respect to the subject matter hereof. This Work Letter is subject to all of the terms and limitation set forth in the Lease, and neither party shall have any rights or remedies under this Work Letter separate and apart from their respective remedies pursuant to the Lease.

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